Exhibit 5.1
March 10, 2021

Opiant Pharmaceuticals, Inc.
201 Santa Monica Boulevard, Suite 500
Santa Monica, CA 90401

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Opiant Pharmaceuticals, Inc., a Delaware corporation, (the “Company”) with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 170,324 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable under the Opiant Pharmaceuticals, Inc. 2017 Long-Term Incentive Plan (the “Plan”), as referenced in the Registration Statement. As the Company’s legal counsel, we have reviewed the actions proposed to be taken by the Company in connection with the issuance and sale of the Shares to be issued under the Plan.

 On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

 We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation